EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FOXHOLLOW TECHNOLOGIES, INC.

FoxHollow Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is FoxHollow Technologies, Inc. The corporation was originally incorporated under the name ArterRx, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on September 24, 1996.

B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

C. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated in its entirety to read as follows:

ONE. The name of this corporation is FoxHollow Technologies, Inc.

TWO. The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such office is The Corporation Trust Company.

THREE. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOUR.

1. Authorized Stock. This corporation is authorized to issue two classes of stock to be designated Common Stock and Preferred Stock. The total number of shares which this corporation is authorized to issue is 40,050,000 shares. 23,000,000 shares shall be Common Stock with a par value of $0.001 per share. 17,050,000 shares shall be Preferred Stock, of which 750,000 shall be designated Series A Preferred Stock, with a par value of $0.001 per share, 550,000 of which shall be designated Series B Preferred Stock, with a par value of $0.001 per share, 2,000,000 of which shall be designated Series C Preferred Stock, with a par value of $0.001 per share, 8,750,000 of which shall be designated Series D Preferred Stock, with a par value of $0.001 per share and 5,000,000 of which shall be designated Series E Preferred Stock, with a par value of $0.001 per share.

Immediately upon the filing of this Amended and Restated Certificate of Incorporation, (i) each four (4) outstanding shares of the Corporation’s Common Stock will be combined and converted into one (1) fully paid and nonassessable share of Common Stock, (ii) each four (4) outstanding shares of the Corporation’s Series A Preferred Stock will be combined and converted into one (1) fully paid and nonassessable share of Series A Preferred Stock, (iii) each four (4)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

outstanding shares of the Corporation’s Series B Preferred Stock will be combined and converted into one (1) fully paid and nonassessable share of Series B Preferred Stock, (iv) each four (4) outstanding shares of the Corporation’s Series C Preferred Stock will be combined and converted into one (1) fully paid and nonassessable share of Series C Preferred Stock, (v) each four (4) outstanding shares of the Corporation’s Series D Preferred Stock will be combined and converted into one (1) fully paid and nonassessable share of Series D Preferred Stock and (vi) each four (4) shares of Series E Preferred Stock will be combined and converted into one (1) fully paid and nonassessable share of Series E Preferred Stock (the occurrence of all combinations and conversions set forth in (i)-(vi), the “Reverse Split”). No fractional shares shall be issued upon the Reverse Split. In lieu of the issuance of fractional shares and in accordance with Section 155 of the General Corporation Law, the Corporation shall pay in cash the fair value of such fraction of a share immediately upon the consummation of the Reverse Split. Each outstanding stock certificate of the Corporation, which represented one or more shares of the Corporation’s Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as the case may be, shall immediately after the Reverse Split represent that number of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, as applicable, equal to the quotient obtained by dividing (x) the number of shares of stock represented on such certificates by (y) four (4), rounded down to the nearest whole number (such adjusted shares, the “Split Shares”).

The Corporation shall, upon the request of a record holder of a certificate representing shares of the Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock of the Corporation issued and outstanding immediately before the date hereof, issue and deliver to such holder in exchange for such certificate a new certificate or certificates representing the Split Shares.

All numbers of shares, and all amounts stated on a per share basis, contained in this Amended and Restated Certificate of Incorporation, are stated after giving effect to the Reverse Split, and no further adjustment shall be made as a consequence thereof.

The relative powers, preferences, special rights, qualifications, limitations and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

2. Dividends. The holders of shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock shall be entitled, when and if declared by the Board of Directors of the corporation, to dividends out of the corporation’s assets legally available therefor at the rate of $0.40, $2.16, $0.84, $0.32 and $0.60 per share per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares), respectively. Dividends on the Preferred Stock shall be payable in preference and prior to any payment of any dividend on the Common Stock of the corporation. Thereafter, the holders of Preferred Stock and Common Stock shall be entitled, when and if declared by the Board of Directors, to dividends out of the corporation’s assets legally available therefor; provided, however, that no such dividends may be declared or paid on any shares of Common Stock

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

or Preferred Stock unless at the same time an equivalent dividend is declared and paid on all outstanding shares of Common Stock and Preferred Stock; and provided further that the dividend on any series of any Preferred Stock shall be payable at the same rate per share as would be payable on the shares of Common Stock or other securities into which such series of Preferred Stock is convertible immediately prior to the record date for such dividend. The right to such dividends on shares of the Common Stock or Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period.

3. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the corporation, either voluntary or involuntary, distributions to the stockholders of the corporation shall be made in the following manner:

(a) Preferred Stock. In the event of the liquidation, dissolution or winding up of the corporation (a “Liquidation Event”), the holders of the Series E Preferred Stock and the Series D Preferred Stock will be entitled to receive, pro rata, prior and in preference to the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Common Stock an amount equal to their Original Purchase Price, which is $6.00 and $3.04 (as adjusted for any stock dividends, combinations or splits with respect to such shares), for the Series E Preferred Stock and Series D Preferred Stock, respectively, plus any declared but unpaid dividends on the Series E Preferred Stock then held by them (the “Series E Liquidation Amount”) and the Series D Preferred Stock then held by them (the “Series D Liquidation Amount”). After the holders of Series E Preferred Stock and Series D Preferred Stock have received an amount equal to the Series E Liquidation Amount and the Series D Liquidation Amount, respectively, then the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock will be entitled to receive, pro rata, prior and in preference to the holders of the Common Stock an amount equal to their Original Purchase Price, which is $4.00, $21.60 and $8.24 (as adjusted for any stock dividends, combinations or splits with respect to such shares) for the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, respectively, plus any declared but unpaid dividends on the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock then held by them.

(b) If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed first ratably to the holders of Series E Preferred Stock and Series D Preferred Stock in proportion to the respective amounts which would be payable on the shares held by them and then the remainder ratably among the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock in proportion to the respective amounts which would be payable on the shares held by them in each case, as if the aforesaid preferential amounts were paid in full.

(c) Common Stock. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section 3(a) above, if any, the remaining assets of

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

the corporation available for distribution to stockholders shall be distributed pro rata to the holders of the Common Stock (based on the number of shares of Common Stock then held by each such holder).

(d) Mergers. A Liquidation Event within the meaning of Section 3 and Section 6 shall be deemed to be occasioned by, and to include, (i) any sale of all or substantially all of the assets of the corporation or (ii) any consolidation, merger or other transaction or series of transactions pursuant to which the holders of the outstanding voting securities of the corporation immediately prior to such consolidation, merger or other transaction or series of transactions fail to hold equity securities representing a majority of the voting power of the surviving entity (or its parent) immediately following such consolidation, merger or other transaction or series of transactions; provided however, that the Liquidation Event shall not include a merger effected solely for the purpose of changing the domicile of the corporation.

(e) Valuation. Any securities to be delivered to the holders of the Preferred Stock or Common Stock pursuant to this Section 3 shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a national securities exchange or The Nasdaq National Market (the “NMS”), the value shall be deemed to be the average of the security’s last reported sale prices on such exchange or the NMS over the thirty (30) day period ending three (3) days prior to the closing;

(2) If traded over-the-counter (but not on the NMS), the value shall be deemed to be the average of the mean of the closing bid and ask prices over the thirty (30) day period ending three (3) days prior to the closing; or

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the board of directors of the corporation.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in Sections 3(d)(i)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the board of directors of the corporation.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Original Purchase Price, $4.00, $21.60, $8.24, $3.04 and $6.00, respectively, by the then applicable conversion price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion (the “Conversion Price”) shall be $4.00, $15.80, $8.24, $3.04 and $6.00 per each share of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, respectively. Such Conversion Price shall be adjusted as hereinafter provided.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Price immediately upon the earlier, as to each series, of (i) the election of holders of a majority of each series of the then outstanding Preferred Stock, each voting as a separate class or (ii) the closing of the sale of the corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the corporation), in which the aggregate dollar amount of the offering (before deduction of underwriting commissions and expenses relating to the issuance) exceeds twenty million dollars ($20,000,000).

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates thereof, duly endorsed, at the office of the corporation or of any transfer agent for such stock, and shall give written notice to the corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred shall not be deemed to have converted such Preferred until immediately prior to the closing of such sale of securities.

(d) Fractional Shares. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of one (1) share of such Preferred Stock, as determined by the board of directors of the corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(e) Adjustment of Conversion Price. The Conversion Price of Preferred Stock shall be subject to adjustment from time to time as follows:

(i) If at any time after the first issuance of a series of Preferred Stock the corporation shall issue any Common Stock or securities exercisable for or convertible into Common Stock other than “Excluded Stock” (as defined below) without consideration or for a consideration per share less than the Conversion Price of any series of Preferred Stock in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Sections 4(e)(iii), (iv), (v) and (vi)), the Conversion Price for such series of Preferred Stock in effect after each such issuance shall thereafter (except as provided in this Section 4(e)) be adjusted to a price equal to the quotient obtained by dividing:

(1) an amount equal to the sum of

(x) the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock, or deemed to have been issued pursuant to subdivision (3) of this clause (i) and to clause (ii) below) immediately prior to such issuance multiplied by the Conversion Price of such series of Preferred Stock in effect immediately prior to such issuance, plus

(y) the consideration received by the corporation upon such issuance, by

(2) the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock or deemed to have been issued pursuant to subdivision (3) of this clause (i) and to clause (ii) below) immediately prior to such issuance plus the additional shares of Common Stock or securities exercisable for or convertible into Common Stock issued in such issuance (but not including any additional shares of Common Stock deemed to be issued as a result of any adjustment in the Conversion Price of any series of Preferred Stock resulting from such issuance).

For purposes of any adjustment of the Conversion Price of any series of Preferred Stock pursuant to this clause (i), the following provisions shall be applicable:

(1) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts, commissions or fees paid or incurred by the corporation in connection with the issuance and sale thereof.

(2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

to be the fair market value thereof as determined by the board of directors of the corporation, in accordance with generally accepted accounting treatment; provided, however, that if, at the time of such determination, the corporation’s Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the board of directors of the corporation shall not exceed the aggregate “Current Market Price” (as defined below) of the shares of Common Stock being issued.

(3) In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby;

B) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

C) on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

D) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

(ii) “Excluded Stock” shall mean:

(1) all shares of Common Stock and Preferred Stock issued and outstanding on the date this document is filed with the Delaware Secretary of State (the “Filing Date”);

(2) all shares of Common Stock into which the shares of Preferred Stock outstanding as of the Filing Date are convertible;

(3) all shares of Series E Preferred Stock to be issued pursuant to that certain Series E Preferred Stock Purchase Agreement dated on or about February 24, 2004 and all shares of Series D Preferred Stock issuable upon the exercise of warrants exercisable into shares of Series D Preferred Stock;

(4) all shares of Common Stock or other securities issued pursuant to stock splits, stock dividends or similar transactions;

(5) all shares of Common Stock or options therefor issued or to be issued to officers, directors, consultants or employees of the corporation pursuant to any equity incentive plan or agreement unanimously approved by the board of directors of the corporation (the “Board”);

(6) all shares of Common Stock or other securities issued or to be issued to suppliers, lessors or lenders to the corporation, pursuant to any plan or agreement unanimously approved by the Board;

(7) all shares of Common Stock or other securities issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions on terms unanimously approved by the Board;

(8) all shares of Common Stock or other securities issued in an underwritten initial public offering registered under the Securities Act of 1933, as amended;

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(9) all shares of Common Stock or other securities issued in a strategic partnership transaction on terms unanimously approved by the Board;

(10) all shares of Common Stock or other securities issued pursuant to currently outstanding (as of the Filing Date) warrants, notes, or other rights to acquire securities of the corporation;

(11) all shares of Common Stock or other securities issued in connection with acquisition transactions on terms unanimously approved by the Board; and

(12) all shares of Common Stock or other securities issued in any other transaction in which exemption from the antidilution provisions is approved by the affirmative vote of at least a majority of each series of the then-outstanding shares of Preferred Stock, each voting as a separate class.

All outstanding shares of Excluded Stock (including any shares issuable upon conversion of the Preferred Stock but excluding shares reserved for issuance under an option plan which have not yet been granted) shall be deemed to be outstanding for all purposes of the computations of Section 4(e)(i) above.

(iii) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of the Preferred Stock shall be increased in proportion to such increase of outstanding shares.

(iv) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of shares of the Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(v) In case the corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(vi) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the corporation as an entirety to any other person, the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Preferred Stock into Common Stock. The provisions of this clause (vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

(vii) All calculations under this Section 4 shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be.

(viii) For the purpose of any computation pursuant to this Section 4(e), the “Current Market Price” at any date of one (1) share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the National Quotation Bureau, Incorporated (or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this Section 4(e) are available for the period required hereunder, Current Market Price shall be determined in good faith by the Board of Directors of the corporation.

(f) Minimal Adjustments. No adjustment in a Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in a Conversion Price.

(g) No Impairment. The corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment. This provision shall not restrict the corporation’s right to amend its Certificate of Incorporation with the requisite stockholder consent.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Rate pursuant to this Section 4, the corporation at its expense shall

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promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the affected Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution (other than a cash dividend), any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(k) Notices. Any notice required by the provisions of this Section 4 to be given to any holder of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the corporation’s books.

(l) Reissuance of Converted Shares. No shares of Preferred Stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the corporation.

5. Voting Rights.

(a) General. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the corporation and shall vote with holders of the Common Stock upon any matter submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote and except as otherwise set forth herein. The holder of each share of Preferred Stock shall be entitled to that number of votes equal to the number

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of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or consent of stockholders. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Preferred Stock held by each holder) shall be disregarded.

(b) Board of Directors. The holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors; the holders of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director (who shall be a representative of New Enterprise Associates (NEA)); the holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director (who shall be a representative of De Novo Ventures); the holders of the Common Stock, voting as a separate class, shall be entitled to elect two (2) directors; and the holders of Common Stock and Preferred Stock, voting together as a single class, and in accordance with the bylaws of the corporation, shall be entitled to elect any other director. Pursuant to Section 223 of the Delaware General Corporation Law, in the case of any vacancy in the office of a director elected by a specific group of stockholders, a successor shall be elected to hold office for the unexpired term of such director by a majority of the directors elected by such specific group then in office or by a sole remaining director so elected, or by the affirmative vote of a majority of the shares of such specified group given at a special meeting of such stockholders duly called or by an action by written consent for that purpose. Subject to Section 141(k) of the Delaware General Corporation Law, any director who shall have been elected by a specified group of stockholders may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of such specified group, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose.

6. Protective Provisions. In addition to any other class vote that may be required by law:

(a) So long as any shares of the Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a two-thirds (2/3) majority of the then outstanding shares of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock voting together as a single class, take any action that:

(i) increases or decreases the aggregate number of authorized shares of Common Stock or Preferred Stock or any series thereof;

(ii) alters or changes the rights, preferences or privileges of any series of Preferred Stock;

(iii) creates (by reclassification or otherwise) a new class or series of shares having rights, preferences or privileges prior to or on parity with the shares of any series of Preferred Stock;

(iv) results in a Liquidation Event;

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(v) results in any merger (except into or with a wholly owned subsidiary of the corporation with the requisite approval), other corporate reorganization, sale of control or any transaction in which all or substantially all of the assets of the corporation are sold, conveyed or otherwise disposed of;

(vi) redeems shares of capital stock (other than Common Stock repurchased at cost upon termination of an officer, employee or director or consultant pursuant to a restricted stock purchase agreement); or

(vii) amends the Certificate of Incorporation or Bylaws of the corporation.

7. Residual Rights. All rights accruing to the outstanding shares of capital stock not expressly provided for to the contrary herein shall be vested in the Common Stock.

FIVE. The corporation is to have perpetual existence.

SIX. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

SEVEN. The number of directors which will constitute the whole Board of Directors of the corporation shall be as specified in the Bylaws of the corporation.

EIGHT. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation. Election of directors need not be by written ballot unless the Bylaws of the corporation so provide.

NINE. To the fullest extent permitted by the Delaware General Corporation Law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article NINE, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINE, shall eliminate or reduce the effect of this Article NINE in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINE, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TEN.

(a) The corporation shall indemnify each of the corporation’s directors in each and every situation where, under Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (“Section 145”), the corporation is permitted or empowered to make such indemnification. The corporation may, in the sole discretion of the board of directors of the corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the board of directors deems advisable, as permitted by Section 145. The corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(b) No person shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of a director, then a director of the corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. For purposes of this Article TEN, “fiduciary duty as a director” shall include any fiduciary duty arising out of serving at the corporation’s request as a director of another corporation, partnership, joint venture or other enterprise, and “personal liability to the corporation or its stockholders” shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

ELEVEN. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by its President and Chief Executive Officer on October     , 2004.

FOXHOLLOW TECHNOLOGIES, INC.

By:
Robert Thomas
President and Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]